Exhibit 10.1

CenterState Banks of Florida, Inc. and Subsidiaries

Change in Control Guidelines

1. Change in Control. For purposes of these Guidelines, a “Change in Control” shall be deemed to have taken place if, (i) a person, including a “group” as defined in Section 13(d)(3) of Securities Exchange Act of 1934 (the “1934 Act”), becomes the beneficial owner (as defined in Rule 13d-3 promulgated pursuant to the 1934 Act) of shares of CenterState Banks of Florida, Inc. (“CenterState”), having 50% or more of the total number of votes that may be cast for the election of directors of CenterState; or (ii) any spin-off, split-off, split-up or similar corporate division occurs that results in the distribution to stockholders of CenterState, of a business or businesses whose assets represent 35% or more of the fair market value of the total assets of CenterState, immediately before the division.

2. Employee Groups Defined: “Executive Group One” shall include the President and Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents of CenterState, and the Presidents and Chief Executive Officers of CenterState’s subsidiary banks. “Executive Group Two” shall include Executive Vice Presidents and Senior Vice Presidents of CenterState’s subsidiary banks.

3. Termination of Employment. If within one year following a Change in Control the employment of the Executive is terminated (i) by CenterState or its subsidiary bank, as the case may be, for any reason other than Cause or the death of the Executive, or (ii) by the Executive for Good Reason, then on or before the effectiveness of such termination, CenterState or its subsidiary bank, as the case may be, will pay to the Executive as compensation for services rendered to CenterState or its subsidiary bank, as the case may be, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) to be computed as follows: Executives in Executive Group One shall be paid an amount equal to 2.99 times their then current annual base salary (the “Base Amount”), and Executives in Executive Group Two shall be paid an amount equal to one times their current annual base salary (the “Base Amount”),

If termination occurs by (i) the Executive for Good Reason or (ii) CenterState or its subsidiary bank, as the case may be, for any reason other than Cause or death of the Executive, and such termination occurs after one year of the Change of Control, then on or before the effectiveness of such termination, CenterState, or its subsidiary bank, as the case may be, will pay to the Executive as compensation for services rendered to CenterState or its subsidiary bank as the case may be, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) to be computed as follows: Executives in Executive Group One shall be paid an amount equal to 2.99 times their Base Amount, and Executives in Executive Group Two shall be paid an amount equal to one times their Base Amount. Any payment to either Executive Group that occurs because of termination as described above, and such termination occurs after one year from the date of the Change of Control, such payment shall be reduced by one-sixth (1/6) of the Base Amount for each three months of employment of the Executive by CenterState or its subsidiary bank, as the case may be, subsequent to the first annual anniversary date of the Change of Control date.

4. Continuation of Health, Life and Disability Insurance. Upon termination of the Executive as described above, CenterState, its subsidiary bank, or their successor(s) in a merger or acquisition, shall pay for the COBRA health insurance coverage. The Executive shall not contribute any amounts in excess of his/her rate of contribution immediately prior to the Change in Control for the continuation of these insurance coverages. For Executives in Executive Group One, said coverage shall commence as of date of termination and shall continue until the Executive has accepted other employment and these insurance benefits become available, or eighteen months from termination, whichever occurs first. For Executives in Executive Group Two, said coverage shall commence as of date of termination and shall continue until the Executive has accepted other employment and these insurance benefits become available, or one year from termination, whichever occurs first.

5. Cause and Good Reason.

(a) For purposes of these guidelines, “Cause” shall mean termination because the Executive willfully failed to substantially perform the duties of his employment (which failure has a material adverse effect on CenterState or its subsidiary bank, as the case may be), or is convicted of a felony (other than traffic violations or similar offenses). The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b) For purposes of these Guidelines, “Good Reason” shall mean (i) without the express written consent of the Executive any reduction of the Executive’s base salary with the CenterState or its subsidiary bank, as the case may be, (ii) without the express written consent of the Executive, CenterState or its subsidiary bank, as the case may be, requiring the Executive to be based at any office or location other than that at which the Executive is based at the date of the Change in Control (except for travel which is reasonably required in the performance of the Executive’s responsibilities and which is substantially similar as to frequency and duration to the travel required of the Executive during the one-year period immediately prior to the date of the Change in Control), or any significant reduction in the duties, responsibilities, authority or title of the Executive or (iii) any termination by CenterState or its subsidiary bank, as the case may be, of the Executive’s employment otherwise then as permitted by these guidelines, it being understood that any such purported termination shall not be effective for any purpose of these guidelines.

(c) Any termination by CenterState or its subsidiary bank, as the case may be, for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination to the other party. For purposes of these guidelines, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision of these guidelines relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date of these guidelines.

6. One Year Service. The Executive will serve for one year following a change in control at the request of acquiror as long as employment is not terminated by the Executive for Good Reason or by the employer for cause. At the end of one year service, the Executive has the option to terminate at will, for any reason, and be compensated in accordance with the other provisions contained in these guidelines for Executive Group One or Executive Group Two.

7. Continued At-Will Employment. Notwithstanding the foregoing, CenterState or its subsidiary bank, as the case may be, shall have the right to terminate the employee for any reason.

8. Prior Resolutions and Guidelines Superceded. These Change in Control Guidelines shall replace and supercede any other change in control resolutions and guidelines previously approved by CenterState or any of its subsidiary banks.

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